EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated November 20, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments as described in Notes 1 and 3, as to which the date is February 3, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Walt Disney Company’s Current Report on Form 8-K as filed on February 3, 2009. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, CA

November 19, 2009